Exhibit 99.1

Contacts:

Media	Investor Relations
Robert C. Ferris (Corporate)	Nicholas Noviello
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	nicholas.noviello@honeywell.com

Julie Franklin (ACS)
(952) 656-1683
julie.franklin@honeywell.com

HONEYWELL COMPLETES ACQUISITION OF

FIRST TECHNOLOGY PLC

MORRIS TOWNSHIP, N.J., March 24, 2006 - Honeywell (NYSE: HON) today declared its Offer to acquire the entire issued share capital of First Technology plc wholly unconditional and assumed control of First Technology.

First Technology operates globally in three main businesses: Gas Sensing (sensors and instrumentation), Automotive & Special Products, and Safety & Analysis. Honeywell will begin to integrate the Gas Sensing business into Honeywell’s Automation and Control Solutions (ACS) business immediately. The transaction will enable ACS to expand its gas detection product and service offerings, extend its reach through First Technology’s distribution network and strong customer relationships, and enhance its manufacturing, marketing and service expertise and efficiencies.

“First Technology is a great fit with Honeywell,” said Dave Cote, Honeywell Chairman and Chief Executive Officer. “This acquisition strengthens Honeywell’s presence in the fast-growing gas detection segment, which we entered last year when we acquired Zellweger Analytics. Our newly formed Honeywell Analytics business now includes a broader array of gas sensing and detection solutions for customers in this high-growth industry.”

Honeywell continues to assess the strategic fit and synergies between ACS and First Technology’s Automotive & Special Products. Honeywell is in advanced discussions regarding a sale of the First Technology Safety & Analysis business.

Honeywell International is a $28 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor’s 500 Index. For additional information, please visit www.honeywell.com.

This release does not constitute the making of an offer to acquire any securities of First Technology plc. No offer is being, or will be, made in the United States. In addition, this release does not constitute an offer of any securities for sale in the United States or to U.S. persons. Securities may not be offered or sold in the United States or to U.S. persons absent registration or an exemption from registration. The company does not intend to register or offer its securities in the United States or to U.S. persons or otherwise conduct the Offer in the United States.

This report contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.